EXHIBIT 99.2

                        Independent Accountants' Report
                       on Applying Agreed-Upon Procedures

To the Audit Committee
   of the Board of Directors
Fidelity Federal Bancorp
Evansville, Indiana



We have performed the procedures enumerated below, which were agreed to by United Fidelity Bank, fsb, (a subsidiary of Fidelity Federal Bancorp) (United Fidelity) solely to assist you with respect to complying with sections of the Sales and Servicing Agreement dated August 1, 2002 of United Fidelity Bank, fsb as of December 31, 2002. United Fidelity's management is responsible for the records related to the aforementioned sections of the Agreement. This agreed-upon procedures engagement was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. The sufficiency of these procedures is solely the responsibility of those parties specified in the report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

Our procedures follow. No exceptions were identified in the performance of the procedures.

     1.   Selected three (3) Servicer's Certificates at random.

     2. Obtained delinquency and loss information relating to the Receivables contained in the selected Servicer's Certificate as of December 31, 2002.

     3.   Read the information contained on the selected Servicer's
          Certificates.

     4. Traced and agreed information from the delinquency and loss information report to the selected Servicer's Certificate as of December 31, 2002.

We were not engaged to, and did not, conduct an audit, the objective of which would be the expression of an opinion. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the information and use of United Fidelity Bank, fsb and other parties who have signed the Sales and Servicing Agreement and is not intended to be and should not be used by anyone other than these specified parties.


/s/ BKD, LLP


March 24, 2003